The Board of Directors
Big Foot Financial Corp.:

We consent to incorporation by reference in the registration statement on Form S-8 of Big Foot Financial Corp. of our report dated July 25, 1997, relating to the consolidated balance sheets of Big Foot Financial Corp. and subsidiary as of June 30, 1997 and July 31, 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the eleven-month period ended June 30, 1997 and for each of the years in the two-year period ended July 31, 1996, which report appears in the June 30, 1997 annual report on Form 10-K of Big Foot Financial Corp.



                                        /s/ KPMG Peat Marwick LLP
                                        ----------------------------------------
                                        KPMG Peat Marwick LLP

Chicago, Illinois
June 23, 1998